CONSENT OF INDEPENDENTREGISTERED PUBLIC ACCOUNTING FIRM
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We hereby consent to the incorporation by reference in this Registration
Statement on Form N-1A of our report dated December 21, 2012, relating to the financial statements and financial highlights which appear in the October 31, 2012 Annual Report of the Westfield Capital Large Cap Growth Fund (one of the funds constituting Advisors' Inner Circle Fund II), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Independent Registered Public Accounting Firm", "Financial Highlights" and "Statement of Additional Information" in such Registration Statement.

PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
February 28, 2013